Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Comstock Inc.
(Exact Name of Registrant as Specified in its Charter)
TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.000666 par value	Other	6,000,000(1)	$0.42(2)	$2,520,000.00	.0000927	$233.60
(1)Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar capital structure, merger consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the low and high prices for the Registrant’s common stock on September 26, 2022 of $0.41 and $0.43, respectively, as reported on NYSE American LLC.